Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and plan of Merger (this “Amendment”) is made and entered into as of the 4th day of November, 2004 between enherent Corp., a Delaware corporation (“enherent”) and Dynax Solutions, Inc., a Delaware corporation (“Dynax”).

WHEREAS, enherent and Dynax are parties to that certain Agreement and Plan of Merger dated October 12, 2004 (the “Merger Agreement”);

WHEREAS, enherent and Dynax each desires to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Dynax and enherent agree as follows:

1.	The first sentence of Section 4(b) of the Merger Agreement is hereby amended to read in its entirety as follows:

“The entire authorized capital stock of enherent consists of 50,000,000 enherent Shares, 1,000,000 shares of non-voting common stock, par value $0.001 per share, and 10,000,000 enherent Preferred Shares, par value $0.001 per share, of which 18,418,854 enherent Shares are issued and outstanding, 1,849,123 enherent Shares are held in treasury and 4,250,000 enherent Preferred Shares are outstanding.”

2.	Section 5(d)(i) of the Merger Agreement is hereby amended to read in its entirety as follows:

“(i) neither party nor any of such party’s Subsidiaries will authorize or effect any change in its Certificate of Incorporation or Bylaws, except that enherent will cause the adoption of the Bylaws shown in Exhibit B and enherent may, with the requisite vote of its stockholders, amend its amended and restated certificate of incorporation to increase the authorized number of enherent Shares from 50,000,000 to 100,000,000.”

3.	Section 6(a) of the Merger Agreement is hereby amended to add the following subsection (xvii):

“(xvii) At the Special enherent Meeting, enherent’s stockholders shall have approved an amendment to enherent’s amended and restated certificate of incorporation to increase the authorized number of enherent Shares from 50,000,000 to 100,000,0000, and a certificate of amendment to enherent’s certificate of incorporation reflecting such increase in authorized enherent Shares shall have been filed with the office of the Delaware Secretary of State.”

4.	Except as specifically set forth herein, the Merger Agreement remains unchanged.

IN WITNESS WHEREOF, enherent and Dynax have executed this Amendment on the date first above written.

enherent Corp.

By:	/s/ Douglas Catalano
Douglas Catalano, President and CEO

Dynax Solutions, Inc.

By:	/s/ Pamela Fredette
Pamela Fredette, President and CEO

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